EXHIBIT 4(a)

                             STOCK OPTION AGREEMENT

                          Manhattan Bagel Company, Inc.


     THIS AGREEMENT, made as of April 1, 1995, by Manhattan Bagel Company, Inc. a New Jersey corporation (hereinafter called the "Company"), with CRC, Inc. (hereinafter called the "Optionee"):

     The Company's Board of Directors (the "Board") on March 28, 1996 authorized and approved the grant to the Optionee of this option (the "Option") to purchase all or any part of an aggregate of 220,000 shares of Common Stock of the Company, no par value (not designated as an Incentive Stock Option pursuant to Section 422A of the Internal Revenue Code (the "Code")), at a price of $20.75 per share, upon the following terms and conditions:

     1. (a) The Option shall be exercisable on and after July 1, 1996 and all rights of the Optionee to purchase shares of Common Stock hereunder shall terminate on March 31, 2003 (hereinafter referred to as the "Expiration Date").

     (b) The Optionee may exercise the Option with respect to all or any part of the shares then exercisable by giving the Company written notice, as provided in paragraph 2 hereof, of such exercise. Such notice shall specify the number of shares as to which the Option is being exercised and shall be accompanied by payment in cash of an amount equal to the option price of such shares multiplied by the number of shares as to which the Option is being exercised. Such purchase price shall be paid in full upon exercise of the Option.

     (c) As soon as practicable after receipt of the notice and payment referred to in paragraph (b) above, the Company shall deliver to the Optionee at the office of the Secretary of the Company, 246 Industrial Way West, Eatontown, New Jersey 077245 or at such other place as may be mutually acceptable to the Company and the Optionee, a certificate or certificates for such shares; provided, however, that the time of such delivery may be postponed by the Company for such period of time as the Company may require to comply with any applicable registration requirements of any national securities exchange and any other law or regulation applicable to the issuance or transfer of shares.

     (d) Prior to or concurrently with delivery by the Company to the Optionee of a certificate(s) representing such shares, the Optionee shall (i) upon notification of the amount due, pay to the Company promptly any amount necessary to satisfy applicable federal, state or local tax withholding requirements imposed on the Company, and (ii) if such shares are not then registered under the Securities Act of 1933, give assurance satisfactory to the Company that such shares are being purchased for investment and not with a view to the distribution thereof, and the Optionee shall give such other assurance and take such other action as the Company shall require to secure



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compliance with any federal or state securities law applicable to the issuance of shares; provided that the out-of-pocket expense of such registration or compliance shall be borne by the Company.

     (e) This Option may be exercised as to any or all shares as to which this Option is then exercisable; provided that this Option may not be exercised as to fewer than 100 shares (or less than all the shares as to which this Option is then exercisable, if fewer than 100 shares).

     2. Any notice to the Company provided for in this Option shall be addressed to the Company in care of its Secretary, 246 Industrial Way West, Eatontown, New Jersey 07724, and any notice to the Optionee shall be addressed to him at his address now on file with the Company, or such other address as either may last have designated to the other by notice as provided herein, with a copy to Gary
A. David, Blanc, Williams, Johnston & Kronstadt, 1900 Avenue of the Stars, Suite 1700, Los Angeles, California 90067. Any notice so addressed shall be deemed to be given on the fourth business day after mailing, by registered or certified mail, return receipt requested, at a post office or branch post office within the United States.

     3. If the Optionee shall die or become permanently and totally disabled within the meaning of Section 22(e)(3) of the Code, this Option may be exercised as set forth herein by the guardian or legal representative of the Optionee, or by the Optionee, at any time, but not later than the date on which this Option, by its terms, otherwise would have expired.

     4. (a) Subject to paragraph 4(b), In the event of any change in the Company's Common Stock subject to the Option, by reason of any stock dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, spin-off, reorganization, liquidation or the like, such adjustment shall be made in the number of shares subject to this Option and the price per share as shall give proper effect to such event.

     (b) In the event that a (i) merger or consolidation of the Company in a transaction where the Company's shareholders are not the majority shareholders of the surviving entity, (ii) sale by Jack Grumet, Jason Gennusa and Andrew Gennusa of all of their then shareholdings in the Company, or (iii) sale of all or substantially all of the assets of the Company, then, if the Board shall so determine, this Option shall be terminated upon the occurrence of such event, and the Company shall pay the Optionee in lieu thereof an amount equal to (i) the excess of the fair market value of one share at the close of business on the day next preceding occurrence of such event over the option price per share, multiplied by (ii) the full number of shares subject to this Option, without regard to whether any installment is then otherwise exercisable. The foregoing to the contrary notwithstanding, the rights of the Board to terminate the option and make payment to the Optionee as provided in this Section 4(b) shall only be exercisable if the fair market value of one share of common stock to be used for the purposes of the calculation of the amount due to Optionee is not less than $31.00.

     For purposes of this Option, the term "change in control" means an event or series of events that would be required to be described as a change in control of the Company in a



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proxy or information statement pursuant to Schedule 14A or 14C promulgated under the Exchange Act. The determination whether and when a change in control has occurred or is about to occur shall be made by vote of a majority of the persons who shall have constituted the Board immediately prior to the occurrence of the event or series of events constituting such change in control.

                                          MANHATTAN BAGEL COMPANY, INC.

                                          By: /s/ Jason Gennusa
                                              ----------------------------
                                              Name: Jason Gennusa
                                              Title: President
ACCEPTED and AGREED:

By:  /s/ Eric Cano
     ------------------------------
     Eric Cano, Optionee



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                    AMENDMENT NO. 1 TO STOCK OPTION AGREEMENT


     AMENDMENT NO. 1 made as of August 14, 1996, by MANHATTAN BAGEL COMPANY, INC., a New Jersey corporation (hereinafter called the "Company"), with CRC, INC. (hereinafter called the "Optionee").

     WHEREAS, the Company and Optionee are parties to a Stock Option Agreement made as of April 1, 1996 (the "Agreement"); and

     WHEREAS, the Company has agreed to extend the term of the option as set forth in paragraph 1 thereof;

     NOW, THEREFORE, the Company agrees as follows:

     1. Paragraph 1(a) of the Agreement is hereby amended to read in its entirety as follows:

               The Option shall be exercisable on and after November 1, 1996 and all rights of the Optionee to purchase shares of Common Stock hereunder shall terminate on October 31, 2003 (hereinafter referred to as the "Expiration Date").

     2. Except as set forth in this Amendment No. 1, the terms of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the Company has executed this Amendment No. 1 as of the day and year first above written.

                                       MANHATTAN BAGEL COMPANY, INC.



                                       By:    /s/ Jack Grumet
                                           ----------------------------------
                                           Jack Grumet, Chairman and Chief
                                           Executive Officer

Accepted and Agreed:

CRC, INC.


By: /s/   Eric Cano
    ---------------------------
          Eric Cano